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                                                                     EXHIBIT 1.1



The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

                   CHINA EASTERN AIRLINES CORPORATION LIMITED
 (A joint stock limited company incorporated in the People's Republic of China with limited liability)


                             CONNECTED TRANSACTION

The Directors are pleased to announce that on 30th December, 2002, the Company entered into the Share Transfer Agreement with CEA Holding, the controlling shareholder of the Company holding approximately 61.64% of its total issued share capital, pursuant to which the Company has agreed to acquire from CEA Holding 45% of the equity interest in EAASC for a consideration of approximately RMB15,762,000 (approximately HK$14,870,000).

As CEA Holding is the controlling shareholder and, hence, a connected person, of the Company, the transaction contemplated under the Share Transfer Agreement constitutes a connected transaction for the Company pursuant to paragraph 14.23(1) of the Listing Rules. As the transaction contemplated under the Share Transfer Agreement falls within the de-minimis provision under paragraph 14.25(1) of the Listing Rules, this transaction is not subject to shareholders' approval, but details of which will be included in the Company's next annual report for the year ending 31st December, 2002.

THE SHARE TRANSFER AGREEMENT

Date                          :  30th December, 2002

Parties                       :  the Company; and

                                 CEA Holding, the controlling shareholder of the Company holding approximately 61.64% of its total issued share capital

Interests to be transferred   :  45% of the equity interest in EAASC

                                 As at 31st December, 2001, the audited net asset value attributable to 45% of the equity interest in EAASC, determined in accordance with the accounting standards of the PRC, was approximately RMB14,086,000 (approximately
                                 HK$13,289,000).

                                 The audited net profits attributable to 45% of the equity interest in EAASC, determined in accordance with the accounting standards of the PRC, were approximately RMB2,875,100 (approximately HK$2,712,400) and RMB3,063,500 (approximately HK$2,890,100) for the two financial years ended 31st December, 2000 and 2001, respectively; and the unaudited net profits attributable to 45% of the equity interest in EAASC were approximately RMB2,287,000 (approximately HK$2,157,500) for the eleven-month period from 1st January, 2002 to 30th November, 2002.

Consideration                 :  Approximately RMB15,762,000 (approximately
                                 HK$14,870,000) which was determined primarily based on the financial and trading position of EAASC as at 31st December, 2001 with reference to the then audited net asset value of EAASC as assessed by an independent valuer. Such consideration represents approximately 112% of the audited net asset value attributable to 45% of the equity interest in EAASC as at 31st
                                 December, 2001.

                                 The consideration will be funded out of the Company's internal resources and is payable by the Company to CEA Holding in cash within ten business days after completion.

                                 The Directors, including the independent non-executive Directors, take the view that such consideration, which was determined after arm's length negotiation, is fair and reasonable.

Completion                    :  Completion shall take place simultaneously on
                                 the date of the Share Transfer Agreement.

EAASC                         :  (Eastern Aviation Advertising Services Co.) is
                                 a company incorporated in the PRC and was, immediately before completion of the transaction contemplated under the Share
                                 Transfer Agreement, a wholly-owned subsidiary of CEA Holding. EAASC, immediately after completion of such transaction, continues to be a subsidiary of CEA Holding which is its controlling shareholder interested in its 55% equity interest.

                                 EAASC is principally engaged in the business of the provision of aviation advertising agency services.

Benefits which are expected
 to accrue to the Company     :  The Company is principally engaged in the
                                 business of civil aviation. The Directors believe that the acquisition of the 45% equity interest in EAASC is expected to reduce the cost to be incurred by the Company in the production of advertisements and other promotional activities, and will enhance the profits to be generated from the investment of the Company.

                                 The Directors, including the independent non-executive Directors, consider that the terms of the Share Transfer Agreement are normal commercial terms and are fair and reasonable so far as the Company and its shareholders are concerned, and that the acquisition is in the commercial interests of the Company.

Non-competition undertaking   :  Under the Share Transfer Agreement, the Company
                                 and CEA Holding have undertaken with each other that they will not establish any other entity which will engage in any business similar to that conducted by EAASC, whether in nature or in its scope of business.

Connected party relationship  :  As CEA Holding is the controlling shareholder of the Company holding approximately 61.64% of its total issued share capital, CEA Holding is a connected person of the Company and, hence, the transaction contemplated under the Share Transfer Agreement constitutes a connected transaction for the Company pursuant to paragraph 14.23(1) of the Listing Rules.

                                 As the transaction contemplated under the Share Transfer Agreement falls within the de-minimis provision under paragraph 14.25(1) of the Listing Rules, this transaction is not subject to shareholders' approval, but details of which will be included in the Company's next annual report for the year ending 31st December, 2002.

DEFINITIONS

In this announcement, the terms "connected person", "controlling shareholder" and "subsidiary" shall have the meanings ascribed thereto under the Listing Rules, and, unless the context otherwise requires, the following terms shall have the following meanings:

"CEA Holding"                    means (China Eastern Air Holding Company), a
                                 wholly State-owned enterprise and is the controlling shareholder of the Company holding approximately 61.64% of its total issued share capital;

"Company"                        means (China Eastern Airlines Corporation
                                 Limited), a joint stock limited company
                                 incorporated in the PRC with limited liability, which is principally engaged in the business of civil aviation and whose shares are listed on the Stock Exchange;

"Directors"                      means the directors of the Company;

"EAASC" means (Eastern Aviation Advertising Services Co.), a company incorporated in the PRC;

"Listing Rules"                  means The Rules Governing the Listing of
                                 Securities on the Stock Exchange;

"PRC"                            means The People's Republic of China;

"Share Transfer Agreement"       means the share transfer agreement dated 30th
                                 December, 2002 entered into between the Company and CEA Holding in respect of the acquisition by the Company from CEA Holding of 45% equity interest in EAASC; and

"Stock Exchange"                 means The Stock Exchange of Hong Kong Limited.

                                          By Order of the board of Directors
                                      CHINA EASTERN AIRLINES CORPORATION LIMITED
                                                     Luo Zhuping
                                                  Company Secretary

Shanghai, the PRC, 30th December, 2002